Exhibit 99.1

LIFE PARTNERS REPORTS SECOND QUARTER AND
SIX MONTHS RESULTS

WACO, TX — October 16, 2006 — Life Partners Holdings, Inc. (Nasdaq: LPHI) today announced net income of $223,743, or $0.02 per share, for the three months ended August 31, 2006 compared to $247,521 or $0.03 per share, reported for the same period last year. Revenues increased by 35% over the same period last year while total business volume, as measured in policy face values transacted, increased by 100% over last year to almost $29 million. For the six months ended August 31, 2006, the company reported net income of $694,735 or $0.04 per share compared to $716,626 or $0.08 per share during the period last year.

Net income for both the quarter and the six months would have been substantially higher during the period, but for a nonrecurring impairment charge of $673,147.

Brian Pardo, Chief Executive Officer, said, "While our net income during the three and six months was diminished by a nonrecurring impairment charge, we are very pleased with our revenue growth as demonstrated by the 71% increase in average revenue per settlement this quarter. Now that the charge has been recognized, we expect our net income to reflect those increases during the remainder of this fiscal year.”

Life Partners is the world’s the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has generated a total business volume of almost $640 million in face value of policies for its worldwide client base of approximately 15,000 high net worth individuals and institutions.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, projected total business volume, the value of our new contract signings, backlog and business pipeline are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

LIFE PARTNERS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2006 AND 2005

	For the Three Months Ended August 31,		For the Six Months Ended August 31,
	2006	2005	2006	2005

REVENUES	$6,586,609	$4,894,759	$12,753,406	$9,830,684

BROKERAGE FEES	4,121,345	2,323,052	8,248,308	5,021,601

REVENUES, NET OF BROKERAGE FEES	2,465,264	2,571,707	4,505,098	4,809,083

OPERATING AND ADMINISTRATIVE EXPENSES:
General and administrative	1,688,771	1,464,190	3,075,880	2,897,220
Settlement costs	78,505	157,557	102,890	360,453
Depreciation and amortization	58,786	48,733	116,053	104,484

	1,826,062	1,670,480	3,294,823	3,362,157

INCOME FROM OPERATIONS	639,202	901,227	1,210,275	1,446,926

OTHER INCOME (EXPENSES):
Interest and other income	150,765	167,980	475,057	623,268
Interest expense	(60,352)	(12,713)	(108,795)	(19,899)
Impairment of partnership	(336,572)	-	(673,147)	-
Premium advances, net	(241,300)	(161,949)	(492,725)	(323,453)
Policy acquisition expense	-	(620,024)	-	(620,024)
Realized (loss) on investments	-	-	-	(67,611)

	(487,459)	(626,706)	(799,610)	(407,719)

INCOME BEFORE INCOME TAXES	151,743	274,521	410,665	1,039,207

INCOME TAXES:
Current tax expense	32,000	315,000	322,000	692,581
Deferred tax benefit	(104,000)	(288,000)	(325,000)	(370,000)

	(72,000)	27,000	(3,000)	322,581

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	223,743	247,521	413,665	716,626
Cumulative effect of accounting change, net of income tax of $176,000	-	-	281,070	-

NET INCOME	$223,743	$247,521	$694,735	$716,626
EARNINGS:
Per share - Basic and Diluted
Income per share before cumulative effect of accounting change	$0.02	$0.03	$0.04	$0.08
Cumulative effect of accounting change	$-	$-	$0.03	$-
	$0.02	$0.03	$0.07	$0.08
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING: Basic and Diluted	9,428,153	9,408,971	9,427,622	9,428,971
THE COMPONENTS OF COMPREHENSIVE INCOME:
Net income	$223,743	$247,521	$694,735	$716,626
Unrealized gain (loss) on investment securities	280,661	62,894	146,880	(50,177)

COMPREHENSIVE INCOME	$504,404	$310,415	$841,615	$666,449
BASIC AND DILUTED EARNINGS PER SHARE:
Comprehensive income	$0.05	$0.03	$0.09	$0.07

LIFE PARTNERS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AUGUST 31, 2006

ASSETS

CURRENT ASSETS:

Cash	$1,388,027

Investment in securities	3,807,640

Accounts receivable - trade	2,192,363

Accounts receivable - employees and others	100,405

Prepaid expenses	79,722

Total current assets	7,568,157

PROPERTY AND EQUIPMENT:

Land and building	954,103

Proprietary software	410,687

Furniture, fixtures and equipment	676,568

Transportation equipment	139,500
2,180,858
Accumulated depreciation	(791,711)

1,389,147

OTHER ASSETS:

Premium advances net of reserve for uncollectible of $3,002,953	-

Investments in policies	491,608

Artifacts	721,700

Deferred income taxes	1,314,000

2,527,308

Total Assets	$11,484,612

See the accompanying summary of accounting policies and notes to the financial statements.

LIFE PARTNERS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AUGUST 31, 2006

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$2,230,172

Accrued liabilities - contingencies and other	1,140,065

Current portion of long-term debt	102,444

Short-term notes payable	1,825,582

Income taxes payable	24,574

Deferred revenue	251,650

Total current liabilities	5,574,487

LONG-TERM DEBT, net of current portion shown above	776,724

SHAREHOLDERS' EQUITY:

Common stock, $0.01 par value 10,000,000 shares authorized; 9,615,586 shares issued and outstanding	96,156

Additional paid-in capital	10,608,398

Accumulated deficit	(5,104,432)

Accumulated other comprehensive loss	(94,580)

Less: Notes receivable issued for common stock	(372,141)

Less: Treasury stock - 187,433 shares	-

Total shareholders' equity	5,133,401

Total Liabilities and Shareholders' Equity	$11,484,612

See the accompanying summary of accounting policies and notes to the financial statements.